EXHIBIT 10.41

                               LICENSE AGREEMENT

                                    between

                             I-VIEW SOFTWARE, INC.
                             a Florida corporatIon

                                      and

                           CROWN COMMUNICATIONS, INC.
                             a Florida corporation
                              Date: Nov. 18th, 1996

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                               LICENSE AGREEMENT

     This license agreement (the "License") is entered into as of the 18th day of November, 1996 between I-View Software, Inc., a Florida corporation, whose principal office is located at 300 S. Pine Island Road, Suite 261, Plantation, Florida 33124, United States of America ("Licensor") and Crown Communications, Inc., a Florida corporation, whose office is located at 1334 N. State Rd. 7, Margate, 33063 ("Licensee").

                                   RECITALS:

     A. Licensor is the owner of a service mark, as well as certain copyrights, trade secrets, proprietary technical and business information, engineering data and specifications and designed equipment used in connection with the operation of a video conferencing software and hardware package which allows video broadcasting and video point to point operation over Galacticomm Worldgroup Software, including all accounting, point of sale components and integration with Galacticomm Software.

     B. Licensee wishes to acquire a license to use such service marks, copyrights, trade secrets, proprietary technical and business information, engineering data and specifications and designed equipment in connection with the operation an Adult Entertainment video conferencing and video point to point service in North America.

     NOW THEREFORE, the parties hereto agree as follows:

                                   ARTICLE I
                                  DEFINITIONS

     1.1 "Adult Entertainment" means sexually explicit entertainment that is not obscene under applicable law.

     1.2 "Copyrights" shal1 have the meaning set forth in Sechon 2.2(a)

     1.3 "Licensed Rights" shall have the meaning set forth in Section 5.1(a).

     1.4 "Mark" shall have the meaning set forth in Section 2.1(a).

     1.5 "Royalty" shall have the meaning set forth in Section 4.1(a).

     1.6 "Services" shall have the meaning set forth in Section 2.1(a).

     1.7 "Term" shall have the meaning set forth in Section 3.1.

     1.8 "Territory" shall have the meaning set forth in Section 3.4.

     1.9 "Trade Secrets" shall have the meaning set forth in Section 2.3(a).


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                                   ARTICLE II
                                GRANT OF LICENSE

     2.1 SERVICE MARK LICENSE.

        (a) GRANT. Licensor grants to Licensee for the Term and Territory, an exclusive, nontransferable license to use the service mark "I-View" (the "Mark") in advertisements that promote Licensee's Adult Entertainment video conferencing services (the "Services") in the Territory. Licensee may only use the mark in such advertisements in the following manner (or its Dutch equivalent): "We use I-View software" or "Download free I-View software".

        (b) QUALITY STANDARDS. Licensee understands that in order to maintain valid and enforceable rights in the Mark, Licensor must maintain certain quality standards relating to the nature of the services rendered in connection with Mark. Accordingly, Licensee agrees that the nature and quality of the services rendered by the Licensee in connection with the Mark and all related advertising, promotional and other related uses of the Mark shall conform to such commercially reasonable standards of use that may exist within the Territory, from time to time, consistent in all material respects with the requirements of the laws and regulations of the Netherlands and the European Community.

     2.2 COPYRIGHT LICENSE.

        (a) GRANT. Licensor grants to Licensee for the Term and Territory an exclusive, nontransferable license to use the copyrighted works identified in
SCHEDULE 2.2 attached hereto (the "Copyrights") for use solely in connection with the operation of the Services in the Territory.

        (b) ALTERATION.

            (i) Licensee shall not, and acknowledges that it is not entitled to, make any alterations, additions, changes in or revisions of the Copyrights, without the prior written consent of Licensor. Licensee shal1 not create any new works, compilations or derivative works based entirely or in substantial part on the Copyrights without the prior written consent of the Licensor.

            (ii) If Licensor authorizes any changes, alterations, revisions, new works, compilations or derivative works based entirely or in substantial part on the Copyrights, all right, title and interest in such alterations, additions, changes, revisions, new works, compilations or derivative works shall belong to Licensor, and Licensee shall take whatever steps are reasonably necessary to assign, transfer or perfect title in such works solely in the name of the Licensor.

            (iii) Nothing herein shall be construed to permit or authorize Licensee to make any changes, alterations, additions, revisions, new works, compilations or derivative works based in whole or in any part on the Copyrights licensed hereunder.

        (c) DISTRIBUTION AND PUBLICATION. Licensee shall not distribute, publish, lease, rent or display to the public any Copyrights without the prior written consent of the Licensor. However, during the term of this license, Licensee may freely distribute I-View Software to its customers so long as such customers agree to the terms of the license agreement attached hereto as Exhibit 2.2(c)

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     2.3 TRADE SECRETS PROPRIETARV INFORMATION.

        (a) GRANT Licensor grants to Licensee for the Term and Territory, an exclusive, nontransferable license, to use all trade secrets, proprietary technical and business information, engineering data and specifications provided to Licensee by Licensor (the "Trade Secrets"), including without limitation those Trade Secrets identified in Schedule 2.3, for use solely in connection with the operation of the Services in the Territory.

        (b) COPIES. Licensee shall make no copies of the Trade Secrets without the prior written consent of Licensor. However, Licensee may make one copy of the Trade Secrets for archival purposes only. Such archival copy shall be kept among the confidential papers of the Licensee at its offices and shall not be disclosed to any third parties.

        (c) DISCLOSURE TO EMPLOYEES.

            (i) Licensee may disclose the Trade Secrets only to those employees of Licensee who, by virtue of their duties and responsibilities, have a need to know the Trade Secrets. Prior to any disclosure of any of the Trade Secrets to any employee, such employee shal1 execute a non-disclosure, non-competition agreement under which such employee agrees, subject to applicable law, to maintain the secrecy of the Trade Secrets for as long as the Trade Secrets remain secret and proprietary to Licensor and to refrain from using any Trade Secrets in any future employment by third parties. Furthermore, such employee shall agree, in writing, to assign to Licensee (who in turn shall assign to Licensor) all right, title and interest to any trade secret or proprietary information, invention, discovery or computer software program created or made by the employee during the course of his employment and which relates to the Trade Secrets.

            (ii) For the purposes of this Section, the term "employee" includes all officers, directors and employees of Licensee.

            (iii) All employees to whom Trade Secrets may be disclosed shall be timely identified to Licensor.

        (d) MARKINGS. Licensee shall maintain the Trade Secrets in confidence and shall mark each document or thing bearing or containing a Trade Secret with the legend:

                CONFIDENTIAL BUSINESS INFORMATION - TRADE SECRET
                              I-VIEW SOFTWARE, INC.
or:
                             TRADE SECRET - I-VIEW

        (e) REVERSE ENGINEERING. Licensee shall not reverse engineer or otherwise decompile any softcware licensed hereunder, including, but not limited to the reverse engineering or decompilation of any object or source codes of the software licensed hereunder.

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                                  ARTICLE III
                        TERM, TER1MINATION AND TERRITORY

     3.1 TERM. This exclusive license is for a term of three (3) years commencing on the date hereof, unless terminated earlier in accordance with
Section 2.2 (the "Term").

     3.2 TERMINATION.

         (f) Licensor may immediately terminate this License if:

             (i) Licensee commits a material breach of this License;

             (ii) Licensee fails to make any payment required hereunder, in a timely manner, to Licensor;

             (iii) Licensee uses the Licensed Rights in any way that contravenes applicable criminal or obscenity Laws; or

             (iv) Licensee becomes bankrupt, insolvent or is otherwise unable to pay its creditors in a timely manner.

         (g) Licensee may immediately terminate this License if:

             (i) Licensor commits a material breach of this License; or

             (ii) Licensor becomes bankrupt, insolvent or is otherwise unable to pay its creditors in a timely manner.

     3.3 EFFECT OF TERMINATION.

         (a) Upon the expiration or termination of the License, Licensee shall immediately cease all use of the Mark, the Copyrights and the Trade Secrets.

         (b) Within thirty (30) days of the expiration or termination of this License, Licensee shall return, at its sole expense, to Licensor all original and copies of all materials in its possession, custody or control bearing Licensor's service marks; all copyrighted materials in its possession, custody or control containing any copyrighted materials owned or licensed hereunder by Licensor and all materials containing any licensed trade secrets, proprietary technical or business information, engineering data and specifications. Licensee shal1 make no further use of any of these materials and equipment or any improvements, additions or modifications thereto made by Licensee during the term of this License.

         (c) Within thirty (30) days of the expiration or termination of this License, Licensee shall deliver to Licensor a final accounting of its revenues, together with all licensing fees and expenses owed to Licensor.


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         (d) Licensor, at its sole expense, may conduct a final audit of
Licensee's books and records in accordance with the provisions above within one
(l) year ofthe termination or expiration of this License.

     3.4 TERRITORY. This exclusive license is solely for the territory of North America (the "Territory"). The Territory shall not include any dependencies, colonies or territories of the Netherlands outside the boundaries of the Netherlands.

                                   ARTICLE IV
                          LICENSING FEES AND EXPENSES

     4.1 ROYALTIES.

         (a) Licensee shall pay to Licensor a royalty (the "Royalty") equal to twelve percent (12%) of Licensee's gross revenues calculated on a weekly basis for the previous week ending on a Friday. For each week, Licensee shall pay the Royalty for such week to Licensor in U.S. dollars by the Friday of the following week.

     4.2 ACCOUNTINC AND RECORD KEEPING.

         (a) Licensee shall keep and maintain, at its principal office, records of its revenues with respect to sales covered by this License. Licensor and its authorized representatives shall have access to Licensee's premises during normal business hours to examine such records upon not less than two (2) days written notice to Licensee. Furthermore, Licensee shall grant remote system operator access to all of Licensee's computers that are used in the provision of the Services.

         (b) No later than fifteen (15) days after the last day of March, June, September and December during the term of this License, Licensee shall deliver to Licensor financial information with respect to sales subject to this License for the immediately preceding calendar quarter including gross revenues derived from the Services.

         (c) Licensor may, at its expense and not more than once in a twelve
(12) month period, audit the books and records of Licensee after reasonable notice of not less than five (5) days.

     4.3 EXPENSES. Licensee shall not be responsible to pay for additional software upgrades. In the event that Licensor requires additional custom software not herein defined then such software will be provided by Licensor at a fee agreed to in advance by Licensor. All amounts invoiced by Licensor hereunder shall be due and payable by Licensee within thirty (30) days of Licensor's delivery of invoices to Licensee.

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                                   ARTICLE V
                 OWNERSHIP AND INFRINGEMENT OF LICENSED RIGHTS

     5.1 OWNERSHIP

         (a) Licensee acknowledges that Licensor is the sole and exclusive owner of al1 right, title and interest in the Mark, the Copyrights and the Trade Secrets (collectively, the "Licensed Rights"). Licensee agrees that it wil1 do nothing inconsistent with such ownership rights and that all uses of the Licensed Rights by Licensee shall inure to the benefit of the Licensor. Licensee shall assist Licensor, at Licensor's sole expense, in the execution and filing of any documents necessary to perfect such rights in the Territory and to record this License as may be necessary.

            (i) Licensee agrees that nothing in this License shall give Licensee any right, title or interest in the Licensed Rights other than the right to use and exploit the License Rights under the terms of this License.

            (ii) Licensee acknowledges the validity of the Licensed Rights. In doing so, Licensee shal1 not attack Licensor's title to the Licensed Rights, nor the validity of the Licensed Rights or this License

     5.2 INFRINGEMENTS

         (a) Licensee has no affirmative obligation to investigate or police infringements or unauthorized uses of the Licensed Rights. However, Licensee shall provide Licensor with written notice of any infringements or unauthorized uses of the Licensed Rights of which any employee of the Licensee shall become aware, within five (5) business days of learning of the same. Licensor shall have the sole and exclusive right and discretion to bring any action or proceeding for service mark copyright or trade secret infringement or theft, unfair competition, passing off or any other action available to Licensor during the first thirty (30) days after receiving notice of such infringement.

         (b) If Licensor takes any legal action or proceeding against a third party for infringement of the Licensed Rights in the Territory, Licensee shall cooperate with Licensor in the prosecution and defense of such action or proceeding, including but not limited to discovery, document production, pretrial and trial testimony and the like. Any award of damages (including reimbursements of costs and expenses) in favor of Licensor shall be for the exclusive benefit of Licensor.

     5.3 USE OF LICENSED RIGHTS IN ACCORDANCE WITH LAW. Licensee shall use the Licensed Rights in accordance with all applicable laws. Without limiting the generality of the foregoing, Licensee shall not use the Licensed Rights in any way that contravenes any applicable criminal or obscenity laws.

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                                   ARTICLE VI
                          INDEMNIFICATION BY LICENSEE

     Licensee shall indemnify Licensor against any claims or damages arising from or related to Licensee's breach of this License, including but not limited to actual damages, punitive, compensatory, increased or treble damages, costs and reasonable attorneys' fees (both at the trial and appeal level). Any indemnification payment required by this Article shal1 be made by Licensee to Licensor within ten days of Licensor's providing Licensee with reasonable proof of Licensor's payment or incurrence of the costs or damages that are subject to reimbursement hereunder.

                                  ARTICLE VII
                         REPRESENTATIONS AND WARRANTIES

     7.1 REPRESENTATIONS AND WARRANTIES OF LICENSOR. Licensor represents and warrants to Licensee, as follows:

         (a) ORGANIZATION. QUALIFICATION. ETC.. Licensor is a duly organized and validly existing corporation in good standing under the laws of the State of Florida.

         (b) ENFORCEABILITY. Licensor has full right, power and authority to enter into this License and to consummate the transactions contemplated herein. This License has been duly and validly executed and delivered by Licensor, and is a valid and binding agreement of Licensor, enforceable in accordance with its terms, except as such enforceability may be subject to: (a) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights; or (b) the remedy of specific performance and injunction and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

         (c) CORPORATE AUTHORITY. The execution, delivery and performance of this License by Licensor have been duly authorized by all necessary corporate action of Licensor (and constitutes the legal, valid and legally binding obligation of Licensor enforceable against Licensor in accordance with its terms) and do not and will not conflict with or violate any provision of law or regulation, or any writ, order or decree of any court, governmental regulatory authority or agency or any applicable license, franchise, certificate, permit, authorization, approval or consent, which would have a material adverse effect on Licensor, or any provision of Licensor's Articles of Incorporation or Bylaws and do not and will not result in a breach of, or constitute a default under or require any consent pursuant to any agreement, contract, arrangement or understanding to which Licensor is a party, which would have a material adverse effect on Licensor. The execution and delivery of this License and the performance of all the transactions contemplated to be performed by Licensor:
(i) requires no consent, approval or authorization from any court, governmental regulatory authority or agency or any other person; and (ii) does not result in the execution or imposition of any lien, charge or encumbrance upon any property of Licensor under any indenture or instrument to which Licensor is a party, or by which any of Licensor's property or business may be bound that, in any such case, would have a material adverse effect on Licensor.

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     7.2 REPRESENTATIONS AND WARRANTIES OF LICENSEE. Licensee represents and warrants to Licensor, as follows:

         (a) ORGANIZATION. QUALIFICATION. ETC.. Licensee is a duly organized and validly existing corporation in good standing under the laws of the Netherlands.

         (b) ENFORCEABILITY. Licensee has full right, power and authority to enter into this License and to consummate the transactions contemplated herein. This License has been duly and validly executed and delivered by Licensee, and is a valid and binding agreement of Licensee, enforceable in accordance with its terms, except as such enforceability may be subject to: (a) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights; or (b) the remedy of specific performance and injunction and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

         (c) CORPORATE AUTHORITY. The execution, delivery and performance of this License by Licensee have been duly authorized by all necessary corporate action of Licensee (and constitutes the legal, valid and legally binding obligation of Licensee enforceable against Licensee in accordance with its terms) and do not and will not conflict with or violate any provision of law or regulation, or any writ, order or decree of any court, governmental regulatory authority or agency or any applicable license, franchise, certificate, permit, authorization, approval or consent, which would have a material adverse effect on Licensee, or any provision of Licensee's Articles of Incorporation or Bylaws (or equivalent orgaruzational documents) and do not and will not result in a breach of, or constitute a default under or require any consent pursuant to any agreement, contract, arrangement or understanding to which Licensee is a party, which would have a material adverse effect on Licensee. The execution and delivery of this License and the performance of all the transactions contemplated to be performed by Licensee: (i) requires no consent, approval or authorization from any court, governmental regulatory authority or agency or any other person; and (ii) does not result in the execution or imposition of any lien, charge or encumbrance upon any property of Licensee under any indenture or instrument to which Licensee is a party, or by which any of Licensee's property or business may be bound that, in any such case, would have a material adverse effect on Licensee.

                                  ARTICLE VIII
                            MISCELLANEOUS PROVISIONS

     8.1 TRANSFERABILITY. Licensee shall not assign, by means of sublicensing or otherwise, its rights or obligation under this License to any third party, without the prior written approval of Licensor. Licensor may assign its rights and obligations hereunder to any third party.

     8.2 NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made) upon the earliest to occur of
(a) receipt, if made by personal service, (b) two days after dispatch, if made by reputable overnight courier service, (c) upon the delivering Partys receipt of a written confirmation of a transmission made by cable, by telecopy, by telegram, or by telex, or (d) three days after being mailed by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section:


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        To:     I-View Software, Inc.
                300 S. Pine Island Road
                Suite 261
                Plantation, Florida 33324
                Tel: (954)474-1500
                Fax: (954) 474-1931
                Attn: Peter Berg, President

        To:     Crown Communications, Inc.

                Tel: 954-968-4887
                Fax: 954-968-4243
                Attn: Larry Levinson

     8.3 PRONOUNS AND HEADINGS. As used herein, all pronouns shall include the masculine, feminine, neuter, singular and plural wherever the context and facts require such construction. The descriptive headings in the sections of this License are inserted for convenience of reference only and shall not control or affect the meaning or construction of any of the provisions hereof.

     8.4 SEVERABILITY. If any provision of this License is held by a court or regulatory body of competent jurisdiction to be invalid, illegal or unenforceable, such provision shall be severed and the remaining provisions hereof shall be enforced to the extent possible or modified in such a way as to make it enforceable, and the invalidity, illegality or unenforceability thereof shall not affect the validity, legality or enforceability of the remaining provisions of this License.

     8.5 MODIFICATION: AMENDMENT. No modification or amendment of this License shall be valid unless the same shall be in writing executed by the Licensor and the Licensee.

     8.6 GOVERNING LAW AND FORUM SELECTION. This License shall be governed by and construed in accordance with the laws of the State of Florida, U.S.A., without regard to the conflict of laws provisions thereof. Each party hereby irrevocably and unconditionally submits to the exclusive jurisdiction of the state courts of the State of Florida, sitting in Broward County, and the Federal courts of the Southern District of Florida. Each party irrevocably and unconditionally waives: (a) any objection which it may now or hereafter have to venue in any such court; and (b) any claim that any action or proceeding brought in such court has been brought in an inconvenient or improper forum.

     8.7 BINDING EFFECT: COMPLETE AGREEMENT. This License shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and permitted assigns. This License constitutes the entire agreement among the parties hereto and supersede all prior agreements and understandings, oral or written, among the parties hereto with respect to the subject matter hereof.

     8.8 COUNTERPARTS. This License may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

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     8.9 ATTORNEYS' FEES. If any legal or equitable action, including an action for declaratory relief, is brought to enforce any provision of this License, the prevailing party shall be entitled to recover its reasonable attorneys' fees from the non-prevailing party. These fees, which may be set by the court in the same action or in a separate action brought for that purpose, are in addition to any other relief to which any prevailing party may be entitled.

     8.10 WAIVER. Except as otherwise expressly set forth herein, the failure of any party hereto to enforce any provision or provisions of this License shall not be construed as a waiver of any such provision or provisions as to any future violations thereof, nor prevent that party thereafter from enforcing each and every other provision of this License. The waiver of any single remedy shall not constitute a waiver of such partys rights to assert all other legal remedies available to such party under the circumstances.

     8.11 CONFIDENTIALITY. The parties acknowledge that the terms and conditions of this License are confidential business information and shall not be disclosed by either party without the prior written approval of the other party unless required by law or as otherwise permitted by the terms hereof.

     IN WITNESS WHEREOF, the undersigned parties have executed this License as of the day and year first above written.

I-VIEW SOFTWARE, INC.                           CROWN COMMUNICAI;IONS, INC.


By: /s/ Peter Berg                              By: /s/ Larry Levinson
    -----------------------------------             ---------------------------
Name: PETER BERG                                Name: LARRY LEVINSON
    -----------------------------------             ---------------------------
Title: President                                Title: V.P.
    -----------------------------------             ---------------------------